Exhibit 5.1

December 20, 2011

iPayment, Inc.

iPayment Holdings, Inc.

40 Burton Hills Boulevard, Suite 415

Nashville, Tennessee 37215

Re:	$400,000,000 in aggregate principal amount of 10.25% Senior Notes due 2018 and $129,921,875 in aggregate principal amount of 15.00%/15.00% Senior Notes due 2018

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), initially filed with the Securities and Exchange Commission (the “Commission”) by iPayment, Inc., a Delaware corporation (“iPayment”), and iPayment Holdings, Inc., a Delaware corporation (“Holdings” and, together with iPayment, the “Issuers”), the guarantors listed on Schedule A hereto (collectively, the “Subject Guarantors”) and the guarantors listed on Schedule B hereto (collectively, the “Non-Subject Guarantors” and, together with the Subject Guarantors, the “Guarantors”), on October 11, 2011, as thereafter amended or supplemented, in connection with the registration of $400,000,000 in aggregate principal amount of iPayment’s 10.25% Senior Notes due 2018 (the “10.25% Exchange Notes”) and $129,921,875 in aggregate principal amount of Holdings’ 15.00%/15.00% Senior Notes due 2018 (the “15.00%/15.00% Exchange Notes” and, together with the 10.25% Exchange Notes, the “Exchange Notes”). The 10.25% Exchange Notes and the related Note Guarantees (the “Exchange Guarantees” and, together with the Exchange Notes, the “Securities”) will be exchanged for up to $400,000,000 in aggregate principal amount of iPayment’s outstanding 10.25% Senior Notes due 2018 (the “10.25% Initial Notes”) and the related Note Guarantees. The 15.00%/15.00% Exchange Notes will be exchanged for up to $129,921,875 in aggregate principal amount of Holdings’ outstanding 15.00%/15.00% Senior Notes due 2018 (the “15.00%/15.00% Initial Notes” and, together with the 10.25% Initial Notes, the “Initial Notes”). The 10.25% Initial Notes have been, and the 10.25% Exchange Notes will be, issued by iPayment under an indenture, dated as of May 6, 2011 (as amended, the “10.25% Notes Indenture”), among iPayment, the Guarantors and Wilmington Trust, National Association (as successor to Wilmington Trust FSB), as trustee (the “Trustee”). The 15.00%/15.00% Initial Notes have been, and the 15.00%/15.00% Exchange Notes will be, issued by Holdings under an indenture, dated as of May 6, 2011 (as amended and supplemented from time to time, the

“15.00%/15.00% Notes Indenture” and, together with the 10.25% Notes Indenture, the “Indentures”), between Holdings and the Trustee. The Indentures and the Securities are referred to herein collectively as the “Operative Documents.” Capitalized terms used but not defined herein have the meanings assigned to such terms in the Indenture.

We have examined such certificates of public officials and certificates of officers of the Issuers and the Subject Guarantors, and the originals (or copies thereof, certified or otherwise identified to our satisfaction) of such corporate documents, records and papers of the Issuers and the Subject Guarantors, and such other documents, records and papers as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In this connection, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates of public officials and of officers of the Issuers and the Subject Guarantors with respect to the accuracy of material factual matters contained therein which were not independently established.

Certain issues concerning the laws of the States of Nevada and Tennessee are addressed in the opinions of Ballard Spahr LLP and Waller Lansden Dortch & Davis, LLP, respectively, which have been separately provided to you. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

(1)	the Exchange Notes, when executed by iPayment or Holdings, as applicable, and authenticated by the Trustee in accordance with the provisions of the applicable Indenture, and delivered in exchange for the Initial Notes in accordance with the terms of the exchange offers as set forth in the Registration Statement, will constitute valid and binding obligations of iPayment or Holdings, as applicable, enforceable against iPayment or Holdings, as applicable, in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equitable principles (whether applied by a court of law or equity); and

(2)

the Exchange Guarantees, when the 10.25% Exchange Notes are executed by iPayment and authenticated by the Trustee in accordance with the provisions of the 10.25% Notes Indenture, and delivered in exchange for the 10.25% Initial Notes in accordance with the terms of the exchange offer for the 10.25% Initial Notes as set forth in the Registration Statement, will constitute valid and binding obligations of the Guarantors, enforceable against them in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equitable principles (whether applied by a court of law or equity).

With your consent, we have assumed (a) that all of the parties to the Operative Documents (other than the Issuers and the Subject Guarantors) are validly existing and in good standing under the laws of their respective jurisdictions of organization, (b) that the Operative Documents have been authorized, executed and delivered by, and constitute legally valid and binding obligations of, the parties thereto (other than the Issuers and the Subject Guarantors), enforceable against each of them in accordance with their respective terms, (c) that the status of the Operative Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities and (d) the Trustee is in compliance, generally and with respect to acting as trustee under the Indentures, with all applicable laws and regulations. We have also assumed that the Registration Statement will have become effective, the Exchange Notes will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement and the Indentures shall have been duly qualified under the Trust Indenture Act of 1939, as amended.

We express no opinion as to the enforceability of provisions of the Securities to the extent that such provisions: (a) state that any party’s failure or delay in exercising rights, powers, privileges or remedies under the Securities shall not operate as a waiver thereof; (b) purport to preclude the amendment, waiver, release or discharge of obligations except by an instrument in writing; (c) purport to indemnify any person for (i) such person’s violations of federal or state securities laws or environmental laws, or (ii) any obligation to the extent such obligation arises from or is a result of such person’s own negligence; (d) purport to establish or satisfy certain factual standards or conditions; (e) purport to sever unenforceable provisions from the Securities, to the extent that the enforcement of remaining provisions would frustrate the fundamental intent of the parties to such instrument; (f) restrict access to legal or equitable remedies; or (g) purport to waive any claim arising out of, or in any way related to, the Securities.

We express no opinion as to: (a) whether a court would grant specific performance or any other equitable remedy with respect to enforcement of any provision contained in the Securities; or (b) the enforceability of any provision contained in the Indentures relating to the appointment of a receiver, to the extent that appointment of a receiver is governed by applicable statutory requirements, and to the extent that such provision may not be in compliance with such requirements.

We express no opinion as to: (a) any provisions of the Operative Documents regarding the remedies available to any person (i) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted by the Operative Documents or (ii) for violations or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Issuers or the Guarantors to perform their material obligations under the Operative Documents; or (b) the provisions of the Operative Documents that may provide for interest on interest or penalty interest.

Our opinions set forth herein are limited to the laws of the State of New York and the federal laws of the United States, and to the extent relevant, the laws of the State of California, the Limited Liability Company Act of the State of Delaware and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning the laws of any other jurisdiction or as to any matter arising thereunder or relating thereto. Our opinions herein are based upon our consideration of only these laws which, in our experience, are normally applicable to exchange offers of a like nature. Insofar as the opinions expressed herein relate to matters governed by laws other than those referred to in this paragraph, we have assumed, but without having made any independent investigation or verification, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

It is understood that this opinion is to be used only in connection with the exchange offers of the Exchange Notes while the Registration Statement is in effect and may not be relied upon for any other purpose. This opinion is not a guarantee or an opinion respecting matters of fact and should not be construed or relied on as such. Other than as expressly stated above, we express no opinion on any issue relating to the Issuers, the Guarantors, the Securities or to any investment therein.

Very truly yours,

/s/ White & Case LLP

NZ/BD/NK/MS/HS

SCHEDULE A

Cambridge Acquisition Sub, LLC, a Delaware limited liability company

CardPayment Solutions, L.L.C., a Delaware limited liability company

CardSync Processing, Inc., a California corporation

E-Commerce Exchange, Inc., a Delaware corporation

iAdvantage, LLC, a Delaware limited liability company

iPayment Acquisition Sub LLC, a Delaware limited liability company

iPayment of Maine, Inc., a Delaware corporation

IPMT Transport, LLC, a Delaware limited liability company

iScan Solutions, LLC, a Delaware limited liability company

MSC Acquisition Sub, LLC, a Delaware limited liability company

NPMG Acquisition Sub, LLC, a Delaware limited liability company

Online Data Corp., a Delaware corporation

PCS Acquisition Sub, LLC, a Delaware limited liability company

Quad City Acquisition Sub, Inc., a Delaware corporation

TS Acquisition Sub, LLC, a Delaware limited liability company

SCHEDULE B

1st National Processing, Inc., a Nevada corporation

iFunds Cash Solutions, LLC, a Nevada limited liability company

iPayment of California, LLC, a Tennessee limited liability company